                                                       Exhibit 10(c)


                      AGREEMENT OF PURCHASE AND SALE


     THIS AGREEMENT is made effective for all purposes as of the 30th day of June, 1997, by and between Purchaser and IGC (such parties being hereinafter defined).

                                 ARTICLE I
                                Definitions


     As used in this Agreement, unless the context otherwise requires or is otherwise herein expressly provided, the following terms shall have the following meanings:

1.1  PURCHASE PRICE:     One Hundred Ninety Thousand One Hundred Fifty-five
                         Dollars (190,155.00)

1.2  PURCHASER:          A.P.S. Associates Limited Partnership, a Delaware
                         limited partnership, its assignees, designees or nominees, with an address at:

                         222 Smallwood Village Center
                         St. Charles, MD  20602

1.3  IGC:                Interstate General Company L.P., a Delaware
                         limited partnership, with an address at:

                         222 Smallwood Village Center
                         St. Charles, MD  20602

1.4  SETTLEMENT:         The consummation of the sale and purchase provided
                         for in this Agreement to occur as provided in
                         Article VII hereof.

1.5  IGC PROPERTY:       Management fees receivable (payable to IGC) from
                         each of the entities listed on Exhibit A.

                                ARTICLE II

                             Sale and Purchase


     2.1 Sale and Purchase. For and in consideration of the mutual promises, covenants, representations, warranties, and agreements contained herein, IGC shall sell and convey the IGC Property to Purchaser, and Purchaser shall purchase the IGC Property.

                                ARTICLE III

                   Representations and Warranties of IGC


     IGC represents and warrants to Purchaser that as of the date of the execution of this Agreement, and as of the date of Settlement:

     3.1 Legal Status. IGC is a limited partnership organized, validly existing, and in good standing under the laws of Delaware and subject to the performance by IGC of its obligations under Section 6.1 hereof, (i) IGC has the power to enter into this Agreement and to consummate the transactions provided for herein; (ii) the undersigned officer of Interstate General Management Corporation, the general partner of IGC, has full power, authority and legal right to enter into this Agreement on behalf of IGC; and (iii) no other party has any right, title or interest in any of the IGC Property.

     3.2 Compliance with Other Instruments, etc. Except as set forth in Exhibit D, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by IGC of its Articles of Incorporation, by-laws and other corporate documents, or, subject to the performance by IGC of its obligations under Section 6.1 hereof, of any contract or other instrument to which it is a party, or to which it is subject or by which it or any of its assets or properties may be bound.

     3.3 Compliance with Laws, etc. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by IGC of any judgment, order, writ, injunction or decree issued against or imposed upon it, or result, subject to the performance by IGC of its obligations under Section
6.1 hereof, in a violation of any applicable law, order, rule or regulation of any governmental authority. Except as described in Exhibit C hereto, there is no action, suit, proceeding or investigation pending in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality, which would prevent the consummation of the transactions contemplated by this Agreement or which would become a cloud on the title to the IGC Property or any portion thereof or which questions the validity or enforceability of the transactions contemplated by this Agreement or any action taken pursuant hereto. No approval, consent, order or authorization of, or designation, registration or filing with any governmental authority is required in connection with the due and valid execution and delivery of this Agreement by IGC and its compliance with the provisions hereof and the consummation of the transactions contemplated hereby except as provided in
Section 6.1 hereof.

     3.4  The IGC Property.

          (a) The management fees listed on Exhibit A hereto constitute the valid and binding legal obligations of the entities listed thereon, and are due and owing to IGC without offset, counterclaim or defense of any kind.

          (b) Except as set forth in Exhibit D, neither tha execution and delivery of this Agreement nor the sale of the IGC Property hereunder will, subject to the performance by IGC of its obligations under Section 6.1 hereof, violated any provision of, or result in the acceleration of any obligation under, any security, mortgage, note, debenture, loan, lease, agreement, instrument, order, judgment or decree to which IGC is a party or by which IGC is bound.

          (c) The board of directors of Interstate General Management Corporation, the general partner of IGC, has duly approved the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement by the officers of Interstate General Management Corporation who are executing this Agreement.

          (d) There are no actions or proceedings pending or threatened to liquidate, reorganize or dissolve IGC.

          (e) All federal, state and local income, withholding, sales, franchise and other taxes due or payable by IGC with respect to the IGC Property have been paid by IGC and all returns due with respect thereto have been filed. IGC does hereby indemnify and hold harmless Purchaser against any loss, cost, damage or expense arising from nonpayment of any taxes whatsoever owed by IGC or which may be assessed against IGC for periods prior to Settlement.

          (f) No representation, warranty or covenant by IGC or in this Agreement, or any statement, certificate or schedule made, furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (g) Notwithstanding any investigation or audit conducted before or after Settlement, and notwithstanding any facts or circumstances which any party may have obtained or discovered as a result of such investigation, audit or otherwise, the parties shall be entitled to rely upon the representations and warranties set forth herein.

     3.5 Full Disclosure. IGC knows of no materially adverse fact affecting or threatening to affect the IGC Property which has not been disclosed to Purchaser in this Agreement.

     3.6 Completeness of Representations. No representation or warranty made by IGC in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein not false or misleading.

                                ARTICLE IV

                Representations and Warranties of Purchaser


     Purchaser represents and warrants to IGC that, as of the date of the execution of this Agreement, and as of the date of Settlement:

     4.1 Legal Status. (i) Purchaser is a limited partnership organized, validly existing, and in good standing under the laws of Delaware;
(ii) Purchaser has the power to enter into this Agreement and to perform its obligations as provided for herein; and (iii) the undersigned officer of Advanced Power Systems, Inc., a general partner of Purchaser, has full power, authority and legal right to enter into this Agreement on behalf of Purchaser, and to consummate the transaction provided for herein.

     4.2 Compliance with Other Instruments, etc. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Purchaser of its limited partnership agreement or other corporate documents, or, subject to the performance by IGC of its obligations under
Section 6.1 hereof, of any contract or other instrument to which it is a party, or to which it is subject or by which it or any of its assets or properties may be bound.

     4.3 Compliance with Laws, etc. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon it, or result, subject to the performance by IGC of its obligations under Section
6.1 hereof, in a violation of any applicable law, order, rule or regulation of any governmental authority. There is no action, suit, proceeding or investigation pending in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other government instrumentality which would prevent the consummation of the transactions contemplated by this Agreement or which questions the validity or enforceability of the transactions contemplated by this Agreement or any action taken pursuant hereto. No approval, consent, order or authorization of, or designation of, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the due and valid execution and delivery of this Agreement by Purchaser and its compliance with the provisions hereof and the consummation of the transactions contemplated hereby except as provided in Section 6.1 hereof.

     4.4 No Violation. The Purchaser is not in violation of any order, judgment, law, statute, regulation or ordinance.

     4.5 Authorization. The general partners of Purchaser have duly approved the transactions contemplated by this Agreement and have authorized the execution and delivery of this Agreement by the undersigned on behalf of Purchaser.

     4.6 No Liquidation. There are no actions or proceedings pending or threatened to liquidate, reorganize or dissolve the Purchaser.

                                 ARTICLE V

      Survival of Representations and Warranties; Further Assurances


     5.1 Survival and Merger. The representations and warranties set forth in Article III and IV of this Agreement shall be deemed to have been made again on and as of the date of Settlement and shall then be true and correct and shall remain operative and shall survive the Settlement and the execution, delivery and recordation of the Instruments of Conveyance and shall not be merged therein. Purchaser and IGC shall each have the right to exercise any and all legal and equitable rights and remedies for any breach of the foregoing representations and warranties hereunder which are disclosed after Settlement.

     5.2  Further Assurances; Hold Harmless.

          (a) IGC agrees that, upon request of Purchaser, it shall (or direct its officers and employees to, if applicable) execute and deliver all documents, and take any other actions which may in the reasonable opinion of Purchaser be necessary or desirable to evidence protect or record the right or title of Purchaser to the IGC Property, or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration.

          (b) IGC agrees to indemnify and hold harmless Purchaser at all times after the Settlement against and with respect to: (i) any breach by IGC of any of its obligations, representations or warranties hereunder,
(ii) any cost, expense or damages incurred by Purchaser in connection with perfecting its right and title to the IGC Property, (iii) any claim asserted against Purchaser for any unsatisfied obligation of IGC in connection with the IGC Property, (iv) any failure to obtain the approvals referred to in Section 6.1 hereof and (v) any claim asserted by any government agency or any lending institution arising from consummation of the transactions contemplated hereby.

                                ARTICLE VI

                  Covenants and Conditions of Settlement


     The obligations of the Purchaser hereunder shall be subject to the fulfillment of the following conditions, and IGC agrees to fulfill such conditions:

     6.1 Instruments of Conveyance. Seller shall execute and deliver to the Purchaser an appropriate assignment of the IGC Property. Such assignment shall be substantially in form and substance equivalent to the Assignment attached hereto as Exhibit B. The assignment contemplated herein may be subject to the approval of any regulatory or governmental agencies having jurisdiction over IGC (provided, however, that such approval need not be received prior to settlement hereunder). IGC shall obtain all such approvals by ______________________, 1997.

     6.2 Satisfaction of Liens. Except as contemplated in Section 6.1, any and all liens, of any type whatsoever, with respect to the IGC Property, or as to which it may be subject, shall have been satisfied or otherwise released of record by IGC, prior to Settlement, or provision satisfactory to Purchaser shall have been made by IGC for its full and complete release.

     6.3 Settlement Representations and Warranties. At Settlement, each of the representations and warranties of IGC contained in this Agreement is deemed to have been made again on and as at the Settlement and shall be true and correct in all material respects as at the Settlement. IGC shall indemnify and hold harmless Purchaser from and against all loss, damages, costs or expenses (including reasonable attorney's fees) resulting from or in any way related to any breach thereof.

                                ARTICLE VII

                                Settlement

     7.1 Settlement. Settlement shall take place in the office of the Purchaser's designated legal counsel as of the effective date established by this Agreement.

                               ARTICLE VIII

                          Default and Termination


     8.1 Purchaser's Default. If the transaction herein contemplated shall not be consummated on the date of Settlement because of the Purchaser's default, then IGC may exercise any and all legal and equitable rights or remedies available to them, including, without limitation, the right to specific performance and/or recovery of damages.

     8.2 Seller's Default. If the transaction herein contemplated shall not be consummated on the date of Settlement because of one or more default hereunder by IGC, then Purchaser may exercise any and all legal and equitable rights or remedies available to it, including, without limitation, the right to specific performance and/or recovery of damages.


                                ARTICLE IX

                         Recision and Reformation

     9.1 Reformation in Certain Events. If (i) the approvals referred to in Section 6.1 hereof with respect to any portion of the IGC Property is not obtained, or (ii) in the opinion of counsel to Purchaser, any such approvals that are obtained are insufficient to vest in Purchaser free and clear title to any portion of the IGC Property, or (iii) any governmental agency commences or threatens to commence a legal proceeding arising from the consummation of the transactions contemplated hereby in which such agency either asserts rights in any portion of the IGC Property or claims which, in the reasonable opinion of Purchaser, may materially reduce the value of any portion of the IGC Property (any such event being referred to herein as a "Transfer Defect"), then Purchaser, at its option, may rescind to purchase the sale of the IGC Property. Promptly upon receipt of notice of such recision, the Purchase Price will be reduced by the value (as shown on Exhibit A hereto) of the portion of the IGC Property as to which the Purchaser has rescinded this Agreement, and the remainder of the IGC Property shall be purchased and sold in accordance with the terms hereof.

     9.2 Recision. If, as a result of one or more Transfer Defects, Purchaser determines that it is unable to obtain substantially all of the benefits of ownership of the IGC Property or otherwise is deprived of any material inducement to its willingness to enter into and perform this Agreement, Purchaser, by notice to IGC, may rescind this Agreement, following which notice this Agreement shall be null and void and of no further force or effect.

                                 ARTICLE X

                            General Provisions


     10.1 Modifications and Waivers. No modification, waiver, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

     10.2 Successors and Assigns. All terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

     10.3 Governing Law. This Agreement is intended to be performed in the State of Maryland and shall be construed and enforced in accordance with the internal laws thereof.

     10.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or by recognized air courier, or if sent by registered or certified mail, return receipt requested, and postage prepaid, to a party at its address set forth above, or at such other address as such party may specify from time to time by written notice to the other party.

     10.5 Exhibits. All exhibits and schedules referred to herein and attached hereto are incorporated by reference into this Agreement.

     10.6 Severability. If any provision of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other applications thereof shall not in any way be affected or impaired, and such remaining provisions shall continue in full force and effect.

     10.7 Construction. Each party hereto and its counsel has reviewed and revised (or requested revisions of) this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement.

    10.8 Time Periods. Any time period hereunder which expires on, or any date hereunder which occurs on, a Saturday, Sunday or legal United States holiday, shall be deemed to be postponed to the next business day. The first day of any time period hereunder which runs "from" or "after" a given day shall be deemed to occur on the day subsequent to that given day.

    10.9 Captions. The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any term hereof.

    10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    10.11 Broker's Fees. Purchaser and IGC each hereby warrant and represent to the other that they have not dealt with any broker or agent in connection with the transactions contemplated herein. Each party hereto hereby indemnifies and holds harmless the other party from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorney's fees) arising from any inaccuracy or breach of the foregoing warranty and representation.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

                                   IGC:

                                   INTERSTATE GENERAL COMPANY L.P.

                                   By:  Interstate General Management
                                        Corporation, its general
                                        partner
ATTEST

/s/ Cynthia L. Hedrick             By:    /s/ Edwin L. Kelly
_____________________________             _________________________________
Name:  Cynthia L. Hedrick          Name:  Edwin L. Kelly
       ----------------------             ---------------------------------
                                    Its:  President
                                          ---------------------------------


                                   PURCHASER:

                                   A.P.S. ASSOCIATES LIMITED
                                   PARTNERSHIP

ATTEST                             By:  Advanced Power Systems, Inc.,
                                        its general partner Corporation,
                                        its General Partner

/s/ Paula S. Biggs                 By:   /s/ J. Michael Wilson
-----------------------------            ---------------------------------
Name:  Paula S. Biggs              Name:  J. Michael Wilson
     ------------------------            ---------------------------------
                                   Its:   President
                                         ---------------------------------

                                                            Exhibit A


                      INTERSTATE GENERAL COMPANY L.P.
                        MANAGEMENT FEES RECEIVABLE
                             AT JUNE 30, 1997





     CHASTLETON                                        $ 38,120
     COACHMAN'S                                          28,218
     ROLLING HILLS (GLLP)                                97,308
     VILLAGE LAKE                                        26,509
                                                       --------
                                                       $190,155

                                                            Exhibit B


                                ASSIGNMENT


          This ASSIGNMENT (the "Assignment") is made effective for all purposes as of this 30th day of June, 1997, by and between Interstate General Company L.P., a Delaware limited partnership ("Assignor") and the A.P.S. Associates Limited Partnership, a Delaware limited partnership ("Assignee").

                                WITNESSETH:

          WHEREAS, Assignor is entitled to receive payment of management fees described on Exhibit A hereto (the "Management Fees"); and

          WHEREAS, Assignor has, pursuant to the terms of that certain Agreement of Purchase and Sale of even date herewith, for legally sufficient consideration, agreed to assign all of its right, title and interest in and to the Management Fees to Assignee; and

          WHEREAS, Assignee has agreed to accept such assignment.

          NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and legal sufficiency of which are hereby acknowledged by the undersigned, the parties hereto agree as follows:

          1. The foregoing recitals, and all exhibits hereto, are herein fully incorporated by this reference.

          2. Assignor does hereby sell, transfer, set over and convey unto Assignee all of Assignor's right, title and interest in and to the Management Fees.

          3.   Assignee hereby accepts the foregoing assignment.

          4. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one assignment.

          5. This Assignment shall be fully effective as of the date first hereinabove set forth to transfer to the Assignee all of the Assignor's right, title and interest in and to the Management Fees.

          IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives, all effective as of the day and year first above written.



                                   ASSIGNOR:

                                   INTERSTATE GENERAL COMPANY L.P.

                                   By:  Interstate General Management
                                        Company, its general partner

                                   By   /s/ Edwin L. Kelly
                                        -----------------------------
                                   Name Edwin L. Kelly
                                   Its  President


                                   ASSIGNEE:

                                   A.P.S. ASSOCIATES LIMITED PARTNERSHIP

                                   By:  Advanced Power Systems, Inc., its
                                        general partner

                                   By   /s/ J. Michael Wilson
                                        -------------------------------
                                   Name J. Michael Wilson
                                   Its  President

                                                            Exhibit C




     In 1994, the Company filed two claims against Charles County, Maryland and its County Commissioners in the Maryland Tax Court, a state administrative agency, seeking compensation for school sites that it previously had deeded to the County. The actions seek to enforce an agreement settling litigation between the parties that was entered into in 1989 and to claim rights pursuant to Charles County law. Under the terms of the settlement agreement, the County agreed to credit the Company for school sites contributed and to repay to the Company any excess school impact fees paid. The Company seeks $5,500,000, equal to the fair market value of the school sites. The Company's claims have not yet been decided by the Tax Court.

     In a separate proceeding, the Company filed suit in 1990 against Charles County and its County Commissioners in the Circuit Court for Charles County to enforce another provision of the 1989 settlement agreement. The Company claims that the County has failed to conduct an appropriate water and sewer connection fee study as the basis on which to set such fees for the St. Charles Communities. On June 22, 1992, judgment was rendered in favor of the Company, which was affirmed in 1995 by the Court of Special Appeals of Maryland. The judgment requires the County to conduct the appropriate water and sewer connection fee study. The County has indicated that it is now in the course of conducting a water and sewer connection fee study. The adequacy of the study will be subject to review by the Company and, if necessary, the courts.

     In 1994, the U.S. Attorney for the District of Maryland ("U.S. Attorney") commenced a federal grand jury investigation regarding actions by IGC in developing certain parcels in St. Charles, Maryland. The parcels were identified by the U.S. Army Corps of Engineers (the "Corps") as wetlands within its regulatory jurisdiction. In October 1995, the grand jury issued an indictment charging IGC, SCA and IGC's Chairman, James J. Wilson, with four felony and four misdemeanor counts of violations of
Section 404 (wetlands) of the U.S. Clean Water Act. The charges related to discharge of fill materials into wetlands within the Corps' regulatory jurisdiction without a permit. The violations were charged to have occurred on four parcels totaling approximately 50 acres out of the approximately 4,400 acres IGC had developed in St. Charles. At the same time, the U.S. Attorney filed a civil action charging nine separate civil violations of the U.S. Clean Water Act. On February 29, 1996, IGC, SCA and Mr. Wilson were convicted on the four felony counts. On June 17, 1996, Mr. Wilson was sentenced to 21 months imprisonment, one year of supervised release and a $1,000,000 fine. IGC and SCA were jointly fined $3,000,000, placed on probation for five years and ordered to implement a wetlands restoration and mitigation plan, which the Company's engineers estimate would cost $2,000,000. The civil action was dismissed without prejudice. Appeals were filed with the U.S. Court of Appeals for the Fourth Circuit ("Appeals Court"), and Mr. Wilson's prison sentence was stayed pending the outcome of the appeals. The Appeals Court heard the oral arguments on March 3, 1997, and a ruling is expected during the second quarter of 1997. Management believes the Company and Mr. Wilson have numerous substantial grounds for the appeal.

                                                            Exhibit D




1. IGCLP has assigned to NationsBank, N.A. (the "Bank") a security interest in the Management Fees set forth on Exhibit A as a receivable from Chastleton (the "Chastleton Management Fees") pursuant to that certain Assigment and Pledge of Management Fees (Real Estate
     Partnerships/IGC), dated July _____ [sic], 1994, between IGCLP and the Bank (the "Management Fees Assignment").

2. IGCLP has assigned to the Bank a security interest in the Management Fees set forth on Exhibit A as a receivable from Coachman's
     ("Coachman's Management Fees") pursuant to the Management Fees
     Assignment.

The parties agree that the purchase and sale of the Chastleton Management Fees and the Coachman's Management Fees pursuant to this Agreement is conditioned upon the consent to the Bank to such purchase and sale by the Bank. If such consent is not received within ten (10) business days of the date hereof, this Agreement and any assignments made pursuant to this Agreement shall be rescinded and made null and void with respect to the Chastleton Management Fees and the Coachman's Management Fees, and IGC shall return to Purchaser that portion of the Purchase Price which is attributable to the Chastleton Management Fees and the Coachman's Management Fees, as set forth on Exhibit A.